Northrop Grumman Corporation and Subsidiaries

EXHIBIT 15

Letter from Independent Accountants Regarding
Unaudited Interim Financial Information

November 11, 2002
Northrop Grumman Corporation
Los Angeles, California

               We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Northrop Grumman Corporation and subsidiaries for the periods ended September 30, 2002 and 2001, as indicated in our report dated November 11, 2002; because we did not perform an audit, we expressed no opinion on that information.

               We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, is incorporated by reference in Registration Statement Nos. 33-59815, 33-59853, 333-68003, 333-61936, 333-67266, 333-100179 and 333-100180 on Form S-8; Registration Statement Nos. 333-78251, 333-85633, 333-71290 and 333-77056 on Form S-3; and Registration Statement Nos. 333-40862, 333-54800 and 333-83672 on Form S-4.

               We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP Los Angeles, CA